Exhibit 99.1

Apollo Investment Corporation

Announces December 31, 2007 Quarterly Financial Results

And

March 2008 Quarterly Dividend of $0.52 Per Share

NEW YORK—February 5, 2008—Apollo Investment Corporation (NASDAQ-GS: AINV) today announces financial results for its fiscal quarter ended December 31, 2007. Additionally, Apollo Investment Corporation announces that its Board of Directors has declared its fourth fiscal quarter March 2008 dividend of $0.52 per share, payable on March 27, 2008 to stockholders of record as of March 20, 2008. The dividend will be paid from taxable earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year. Please see the investor relations section of our website (www.apolloic.com) for the tax character of dividends and distributions paid during the calendar year 2007.

HIGHLIGHTS:

Total Assets: $4.2 billion

Investment Portfolio: $3.3 billion

Net Assets: $2.1 billion

Net Asset Value per share: $17.71

Portfolio Activity for the Quarter Ended December 31, 2007:

Total investments made during the quarter: $360.0 million

Sales, repayments and other exits during the quarter: $122.7 million

Number of new portfolio companies invested: 5

Number of portfolio company exits: 2

Number of portfolio companies at end of period: 70

Operating Results for the Quarter Ended December 31, 2007 (in thousands, except per share amounts):

Net investment income excluding accruals for net realized capital gain incentive fee and excise tax: $47,735

Net investment income excluding accruals for net realized capital gain incentive fee and excise tax per share: $0.40

Net realized capital gain incentive fee accrual: $4,532

Excise tax accrual: $1,703

Net investment income: $41,500

Net realized gains: $80,522

Earnings before unrealized appreciation/depreciation: $122,022

Earnings before unrealized appreciation/depreciation per share: $1.03

Unrealized appreciation/depreciation including reversals from realized gains: ($147,629)

Unrealized appreciation/depreciation including reversals from realized gains per share: ($1.24)

Conference Call/Webcast at 10:00 a.m. ET on February 6, 2008

The Company will host a conference call and webcast at 10:00 a.m. (Eastern Time) on Wednesday, February 6, 2008 to discuss its quarterly results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference Apollo Investment Corporation or “conference ID #30897398”. An archived replay of the call will be available through February 20, 2008 by calling (800) 642-1687. International callers please dial (706) 645-9291. For all replays, please reference pin #30897398. In addition, you can access our audio webcast within the Investor Relations section of our website at www.apolloic.com. An archived replay of the webcast will also be available on our website later that same day.

Portfolio and Investment Activity

During the three months ended December 31, 2007, we invested $360.0 million across 5 new and 10 existing portfolio companies. This compares to investing $233.9 million in 6 new and 2 existing portfolio companies for the three months ended December 31, 2006. Investments sold or prepaid during the three months ended December 31, 2007 totaled $122.7 million versus $85.3 million for the three months ended December 31, 2006.

At December 31, 2007, our net portfolio consisted of 70 portfolio companies and was invested 24% in senior secured loans, 55% in subordinated debt, 5% in preferred equity and 16% in common equity and warrants versus 54 portfolio companies invested 25% in senior secured loans, 65% in subordinated debt, 2% in preferred equity and 8% in common equity and warrants at December 31, 2006.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio, and total debt portfolio were 11.6%, 13.0% and 12.6%, respectively, at December 31, 2007 versus 12.7%, 13.6% and 13.4%, respectively, at December 31, 2006.

Since the initial public offering of Apollo Investment Corporation in April 2004 and through December 31, 2007, total invested capital exceeds $5.0 billion in 110 portfolio companies. Over the same period, Apollo Investment has also completed transactions with 80 different financial sponsors.

Results of Operations

Results comparisons are for the three and nine months ended December 31, 2007 and December 31, 2006.

Investment Income

For the three and nine months ended December 31, 2007, gross investment income totaled $92.9 million and $267.9 million, respectively, as compared to $71.1 million and $190.8 million for the comparative periods a year earlier. The increase in investment income for the three and nine months ended December 31, 2007 was primarily due to the continued growth of our investment portfolio as compared to the previous periods. Origination and commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans and accelerated into interest income upon exit, as applicable.

Expenses

For the three and nine months ended December 31, 2007, net expenses totaled $49.7 million and $108.3 million, respectively. Included in net expenses were base management fees and performance based incentive fees totaling $32.0 million and $63.4 million, interest and other credit facility related expenses totaling $16.0 million and $38.7 million, and general and administrative expenses totaling $1.7 million and $6.2 million, respectively, for the three and nine months ended December 31, 2007. For the comparative three and nine month periods a year earlier, net expenses totaled $32.4 million and $86.6 million, respectively. Included in net expenses were base management fees and performance based incentive fees totaling $18.1 million and $54.9 million, interest and other credit facility related expenses totaling $12.8 million and $26.7 million, and general and administrative expenses totaling $1.5 million and $5.0 million, respectively, for the three and nine months ended December 31, 2006. Expenses consist of base investment advisory and management fees, performance based incentive fees, insurance expenses, administrative services expenses, professional fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. A general increase in net expenses was primarily due to an increase in base management and net realized capital gain incentive fees as well as an increase in other general and administrative expenses related to the growth of our investment portfolio as compared to the previous period. For the three and nine months ended December 31, 2007, excise tax expenses totaled $1.7 million. For the three and nine months ended December 31, 2006, excise tax expenses totaled $0.7 million.

Net Investment Income

The Company’s net investment income totaled $41.5 million and $157.9 million or $0.35 per share and $1.44 per share, respectively, for the three and nine months ended December 31, 2007. For the three and nine months ended December 31, 2006, net investment income totaled $38.0 million and $103.6 million or $0.46 per share and $1.27 per share, respectively.

Net Realized Gains/Losses

The Company had investment sales and prepayments totaling $122.7 million and $611.5 million, respectively, for the three and nine months ended December 31, 2007. For the three and nine months ended December 31, 2006, investment sales and prepayments totaled $85.3 million and $496.7 million, respectively. Net realized gains for the three and nine months ended December 31, 2007 were $80.5 million and $58.9 million versus net realized losses and gains of $0.5 million and $26.3 million, respectively, for the three and nine months ended December 31, 2006.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three and nine months ended December 31, 2007, the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities had a net decrease in appreciation, including reversals from realized capital gains, of $147.6 million and $87.8 million, respectively. For the three and nine months ended December 31, 2006, the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities had a net increase in appreciation of $19.4 million and $79.5 million, respectively. At December 31, 2007, net unrealized appreciation totaled $4.4 million versus $117.8 million at December 31, 2006.

Net Increase/Decrease in Net Assets From Operations

For the three months ended December 31, 2007, the Company had a net decrease in net assets resulting from operations of $25.6 million. For the nine months ended December 31, 2007, the Company had a net increase in net assets resulting from operations of $128.9 million. For the three and nine months ended December 31, 2006, the Company had a net increase in net assets resulting from operations of $57.0 million and $209.4 million, respectively. On a weighted average per share basis, there was a loss of $0.21 and an increase of $1.18, respectively, for the three and nine months ended December 31, 2007 versus an increase of $0.69 and $2.57 per share, respectively, for the three and nine months ended December 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

On September 18, 2007, the Company closed on its most recent public offering of common stock selling 14.95 million shares of common stock at $20.00 per share raising approximately $285.5 million in net proceeds. The Company’s liquidity and capital resources are also generated and available through its senior secured, multi-currency $1.7 billion, five-year, revolving credit facility maturing in April 2011 as well as from cash flows from operations, investment sales and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At December 31, 2007, the Company has $1.1 billion in borrowings outstanding and had $0.6 billion available for its use. In the future, the Company may raise additional equity or debt capital off its shelf registration or may securitize a portion of its investments among other considerations. The primary use of funds will be investments in portfolio companies, cash distributions to our shareholders and for other general corporate purposes.

	Payments due by Period (dollars in millions)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Senior Secured Revolving Credit Facility (1)	$1,120	$—	$—	$1,120	$—

(1)	At December 31, 2007, $580 million remained unused under our senior secured revolving credit facility.

Dividends

Dividends paid to stockholders for the three and nine months ended December 31, 2007 totaled $62.0 million or $0.52 per share and $168.9 million or $1.55 per share, respectively. For the three and nine months ended December 31, 2006, dividends totaled $41.0 million or $0.50 per share and $115.9 million or $1.42 per share, respectively. Tax characteristics of all dividends will be reported to shareholders on Form 1099 after the end of the calendar year.

We intend to continue to distribute quarterly dividends to our stockholders. Our quarterly dividends, if any, will be determined by our board of directors.

We have elected to be taxed as a RIC under Subchapter M of the Code. To maintain our RIC status, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In addition, although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the 1940 Act and due to provisions in future credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our RIC status. We cannot assure stockholders that they will receive any dividends and distributions or dividends and distributions at a particular level.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	December 31, 2007	March 31, 2007
	(unaudited)
Assets
Non-controlled/non-affiliated investments, at value (cost - $3,004,315 and $2,244,400, respectively)	$3,048,476	$2,348,981
Controlled investments, at value (cost - $247,400 and $0, respectively)	247,400	—
Cash equivalents, at value (cost - $821,608 and $1,089,792, respectively)	821,608	1,089,792
Cash	11,324	7,326
Foreign currency (cost - $2,860 and $832, respectively)	2,860	834
Interest receivable	36,780	35,217
Receivable for investments sold	—	28,248
Dividends receivable	18,291	6,987
Prepaid expenses and other assets	5,348	5,833

Total assets	$4,192,087	$3,523,218

Liabilities
Credit facility payable	$1,119,925	$492,312
Payable for investments and cash equivalents purchased	918,156	1,134,561
Management and performance-based incentive fees payable	32,799	43,579
Interest payable	5,202	1,848
Accrued administrative expenses	72	200
Other liabilities and accrued expenses	3,357	970

Total liabilities	$2,079,511	$1,673,470

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 119,300 and 103,508 issued and outstanding, respectively	$119	$104
Paid-in capital in excess of par	1,975,918	1,673,191
Distributions in excess of net investment income	(27,255)	(16,283)
Accumulated net realized gain	159,367	100,494
Net unrealized appreciation	4,427	92,242

Total Net Assets	$2,112,576	$1,849,748

Total liabilities and net assets	$4,192,087	$3,523,218

Net Asset Value Per Share	$17.71	$17.87

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$84,488	$67,058	$238,107	$173,554
Dividends	3,956	3,717	11,323	16,018
Other income	2,099	296	3,820	1,274
From controlled investments:
Dividends	2,311	—	4,619	—
Other income	—	—	10,000	—

Total investment income	92,854	71,071	267,869	190,846

EXPENSES:
Management fees	$15,987	$10,860	$43,833	$29,004
Performance-based incentive fees	16,040	7,194	19,518	25,898
Interest and other credit facility expenses	15,966	12,848	38,693	26,664
Administrative services expense	618	501	2,772	2,002
Other general and administrative expenses	1,118	981	3,694	3,100

Total expenses	49,729	32,384	108,510	86,668
Expense offset arrangement	(78)	(17)	(225)	(82)

Net expenses	49,651	32,367	108,285	86,586

Net investment income before excise taxes	43,203	38,704	159,584	104,260
Excise tax expense	(1,703)	(670)	(1,703)	(670)

Net investment income	$41,500	$38,034	$157,881	$103,590

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	98,672	3,039	80,462	33,329
Foreign currencies	(18,150)	(3,495)	(21,589)	(7,046)

Net realized gain (loss)	80,522	(456)	58,873	26,283

Net change in unrealized gain (loss):
Investments and cash equivalents	(154,104)	31,878	(60,418)	101,574
Foreign currencies	6,475	(12,479)	(27,397)	(22,048)

Net change in unrealized gain (loss)	(147,629)	19,399	(87,815)	79,526

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(67,107)	18,943	(28,942)	105,809

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(25,607)	$56,977	$128,939	$209,399

EARNINGS (LOSS) PER COMMON SHARE	$(0.21)	$0.69	$1.18	$2.57

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488